BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*150103*

Filed On 5/28/2020

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.   Name of corporation:

ILLUSTRATO PICTURES INTERNATIONAL, INC.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The company authorizes the creation of 5,000 000 preferred shares with a par value of .001 to be designated Class E.

Class E- 5,000,000 preferred shares that are noncumulative. Dividends are 6% a year commencing one year after issuance. Dividend to be paid annually. The Series E preferred shares are redeemable at $1.00 dollar per share. 2.25 percent must be redeemed per quarter, commencing one year after issuance, and shall be redeemed at 130% premium to the redemption value. The Series E Class Preferred shares do not have voting rights.

Current authorized is still the 2,000,000,000@ Par Value of .001

3.   Effective date of filing: (optional)

4.   Signature: (required)

(must not be later than 90 days after the certificate is filed)

/s/ LEE LARSON ELMORE

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Revised: 1-5-15

This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Designation